Exhibit (d)(1)(ii)

AMENDED SCHEDULE A

with respect to the

SECOND AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT

between

ING EQUITY TRUST

and

ING INVESTMENTS, LLC

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
ING Equity Dividend Fund	0.65% on all assets
ING MidCap Opportunities Fund	0.75%
ING Real Estate Fund	0.70%
ING SmallCap Opportunities Fund	0.90% on the first $250 million of assets 0.80% on the next $250 million of assets 0.75% in excess of $500 million
ING Value Choice Fund	0.90%